As filed with the Securities and Exchange Commission on April 16, 2014

Registration No. 333-189566

Registration No. 333-159575

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-189566

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-159575

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NINE WEST HOLDINGS, INC.

(as successor to THE JONES GROUP INC.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3497645
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1411 Broadway New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

THE JONES GROUP INC. 2009 LONG TERM INCENTIVE PLAN

JONES APPAREL GROUP, INC. 2009 LONG TERM INCENTIVE PLAN, JONES APPAREL GROUP, INC. 1999

STOCK INCENTIVE PLAN, JONES APPAREL GROUP, INC. 1996 STOCK OPTION PLAN

(Full title of the Plans)

IRA M. DANSKY, ESQ.

Executive Vice President, Secretary and General Counsel

The Jones Group Inc.

1411 Broadway

New York, New York 10018

(212) 536-9526

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

R. Cabell Morris, Jr.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, stock dividends or similar transactions, taken in the interim):

Registration Statement No. 333-189566, filed by The Jones Group Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 25, 2013, relating to the registration of 3,250,000 shares of common stock, $0.01 par value, of the Company issuable under The Jones Group Inc. 2009 Long Term Incentive Plan.

Registration Statement No. 333-159575, filed by the Company with the SEC on May 29, 2009, relating to the registration of 6,809,535 shares of common stock, $0.01 par value, subject to outstanding awards of options as of the filing date and 12,313,710 shares of common stock, $0.01 par value, of the Company issuable under the Jones Apparel Group, Inc. 2009 Long Term Incentive Plan, Jones Apparel Group, Inc. 1999 Stock Incentive Plan and Jones Apparel Group, Inc. 1996 Stock Option Plan.

On December 19, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jasper Parent LLC (“Parent”), and Jasper Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent. On April 8, 2014 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Merger”). In connection with the consummation of the Merger, each share of Company common stock issued and outstanding immediately prior to the closing of the Merger (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties) was converted into the right to receive $15.00 per share in cash (the “Per Share Merger Consideration”), without interest. Company restricted shares generally became vested and nonforfeitable at the closing of the Merger (assuming maximum achievement of all applicable performance goals) and each such share was canceled in exchange for the right to receive the Per Share Merger Consideration, plus any accumulated but unpaid dividends with respect to such share and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold (if any) as of the date of this Post-Effective Amendment.

.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on April 16, 2014.

Date: April 16, 2014

NINE WEST HOLDINGS, INC.
(as successor to THE JONES GROUP INC.)

By:	/s/ Ira M. Dansky
Name: Ira M. Dansky
Title: Executive Vice President,
General Counsel and Secretary